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                                                                    EXHIBIT 3.15

                          CERTIFICATE OF INCORPORATION

                                       OF

                            NETCO - CONNECTICUT, INC.



The undersigned incorporator(s) hereby form(s) a corporation under the Stock Corporation Act of the State of Connecticut:

1.       The name of the corporation is NETCO - Connecticut, Inc.

2. The nature of the business to be transacted or the purposes to be promoted or carried out by the corporation are as follows:

                  To engage in the management and disposal of various residual materials and to engage in any other lawful act or activity for which corporations may be organized under the Connecticut Stock Corporation Act, as the same may be amended from time to time.

3. The designation of each class of shares, the authorized number of shares of each such class, and the par value (if any) of each share thereof are as follows:

                  The authorized capital stock of the corporation shall be twenty thousand (20,000) shares of One Dollar ($1.00) par value common stock.

4. The terms, limitations and relative rights and preferences of each class of shares and series thereof (if any), or an express grant of authority to the board of directors pursuant to Section 33-341, 1959 Supp. Conn. G.S. are as follows:

                  The corporation shall have one class of shares of One Dollar ($1.00) par value common stock.

5. The minimum amount of stated capital with which the corporation shall commence business is One Thousand Dollars ($1,000).

6.       Other provisions:

                  1. The corporation may, from time to time, and in conformity with the provisions of the Connecticut Stock Corporation Act, as amended, distribute to its shareholders, directly or by the purchase of its own shares, a portion of its unrestricted capital surplus of the corporation.

                  2. The stock of the corporation is subject to transfer restrictions as noted in its by-laws and copies thereof are on file at the office of the corporation. Certificates of


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         stock of the corporation and transferable only upon compliance with the provisions of said transfer restrictions.

7.       The name and address of the registered agent of the Corporation is:

                  Corporation Service Company
                  94 Hungerford Street
                  Hartford, Connecticut 06106

         Dated this 29th day of May, 1992.

         We hereby declare, under the penalties of false statement, that the statements made in the foregoing certificates are true.



                                            /s/ Richard A. Sherman
                                            ------------------------------------
                                            Richard A. Sherman